Exhibit 99

                                 FARMER MAC NEWS


FOR IMMEDIATE RELEASE                                       CONTACT
July 13, 2005                                               Jerome Oslick
                                                            202-872-7700


                    Farmer Mac Announces Global Debt Program


     Washington,  D.C. -- The Federal Agricultural  Mortgage Corporation (Farmer
Mac), the Congressionally chartered secondary market for agricultural real estate and rural housing mortgage loans, today announced the formation of a global debt program to facilitate the funding of future business growth opportunities. Farmer Mac may list global notes issued under the program on the New York Stock Exchange or a foreign exchange. Specific information about the program will be provided at a later date.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, and to facilitate capital market funding for USDA guaranteed farm program and rural development loans. Farmer Mac's Class C and Class A common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.